EXHIBIT 99.01

                 Cellegy Acquires Vaxis Therapeutics Corporation

                Acquisition Broadens Product Pipeline and Patents
           for use of Nitric Oxide Donors to Treat Sexual Dysfunction
                              and Other Conditions

SOUTH SAN FRANCISCO, CA - November 29, 2001 - Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) announced today that it has acquired Vaxis Therapeutics Corporation, a private Canadian company based in Kingston, Ontario. The transaction is valued at under $4.0 million payable primarily in Cellegy stock plus potential earn out payments over a seven-year period. The acquisition achieves one of Cellegy's near term goals of expanding its pipeline of products for the treatment of sexual dysfunction in males and females to complement Anogesic(R) (nitroglycerin ointment) and its TostrexTM/TostrelleTM (transdermal testosterone gels) products. In June 2001, Cellegy filed an NDA relating to Anogesic for the treatment of anal fissures and the company expects to file an NDA for Tostrex for male hypogonadism during the first quarter of 2002.

Please join us in a conference call today at 1:00 p.m. (PST) to discuss this event. Dial-in Number: (800) 247-8929, Reference: Cellegy Pharmaceuticals. Encore presentation, please dial: (800) 642-1687, Conference ID: 2549600.

In October 2001, following reports of positive results of a clinical trial conducted by Dr. Jennifer Berman at the UCLA Medical Center using nitroglycerin ointment for treating pain associated with vulvadynia, Cellegy announced its intention to begin a clinical development program using Anogesic to treat this and other highly prevalent conditions that cause sexual dysfunction in women. The acquisition of Vaxis provides Cellegy with issued U.S. patents covering nitroglycerin and other nitric oxide donors for the treatment of female sexual dysfunction (FSD) as well as a number of other conditions.

In addition to the FSD indication, the Vaxis product pipeline and patents consist of nitroglycerin and other nitric oxide donors for the treatment of peripheral vascular disorders including: Raynaud's Disease, a painful disorder which afflicts some 28 million people (most of them women) in the United States, but for which there is no satisfactory treatment; Restless Leg Syndrome, a disorder which deprives some 12 million Americans of adequate sleep and for which no effective therapy exists; and refractory Male Erectile Dysfunction
(MED), a difficult to treat condition which afflicts approximately one third of all men with erectile problems and which is unresponsive to treatment with Viagra(R). The pipeline also consists of a nitric oxide donor product which is showing promise in the treatment of prostate cancer in an early stage clinical trial. Cellegy estimates the overall market for products that treat the conditions relating to products acquired from Vaxis to be in excess of $1 billion per year in the United States alone.

"We are very pleased with this acquisition, not only because of the products and the intellectual property estate it brings, but also because it provides us with access to preeminent researchers in the areas of sexual dysfunction, peripheral vascular disorders and nitric oxide pharmacology," said K. Michael Forrest,

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                                     -more-

Cellegy's Chairman and CEO. "The principal scientists at Vaxis, including Jeremy Heaton, M.D., a leading urologist and a Full Professor in the Department of Urology and the Department of Pharmacology and Toxicology at Queen's University in Ontario. In addition, Michael Adams, Ph.D., full Professor of Pharmacology and Toxicology and Charles Graham, Ph.D., Associate Professor in the Department of Anatomy and Cell Biology, both at Queen's University, will continue working with Cellegy to complement the company's ongoing research in these areas. Doctors Heaton and Adams are well known for their contributions to the sexual dysfunction field and are principal inventors of the use of apomorphine, the active ingredient in the products Uprima and Ixense, currently marketed by Abbott Laboratories and Takeda Chemical Industries, respectively."

Cellegy will continue to operate Vaxis as a small ongoing research and development entity in Kingston, Ontario although the name will change to Cellegy Canada, Inc. The Canadian business will bring potential tax advantages to Cellegy both for ongoing development research, and for clinical trials on products from the Vaxis-Cellegy research pipeline.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to material risks and uncertainties and investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations. Risks and uncertainties that may affect future results include, but are not limited to, the following: the timing, cost of completion and outcome of clinical trials, potential delays in regulatory filings, and the scope of our patent coverage. The matters discussed in this press release also involve risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission (SEC). In particular, see the discussion of the risk factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and subsequent quarterly reports on Form 10-Q and other documents that the company files from time to time with the SEC.


For More Information:

Phone:    (650) 616-2200
Website:  www.cellegy.com


Contacts:
Richard Juelis (x2210)                      K. Michael Forrest (x2206)
Vice President, Finance & CFO               Chairman, President & CEO

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